Exhibit 99.1

Contact: Franklin Resources, Inc.

Investor Relations: Brian Sevilla (650) 312-4091

Corporate Communications: Matt Walsh (650) 312-2245

franklintempleton.com

FOR IMMEDIATE RELEASE

Franklin Resources, Inc.

Announces Pricing of Notes Offering

San Mateo, CA, May 17, 2010 – Franklin Resources, Inc. (NYSE: BEN) today announced the pricing of its public offering of $300 million aggregate principal amount of its 2% Notes due 2013 at an issue price of 99.823%, $250 million aggregate principal amount of its 3.125% Notes due 2015 at an issue price of 99.890% and $350 million aggregate principal amount of its 4.625% Notes due 2020 at an issue price of 99.889%. The offering is expected to close on May 20, 2010. Banc of America Securities LLC and Morgan Stanley & Co. Incorporated are acting as joint book-running managers for the offering.

The offering is being made pursuant to an effective registration statement filed by Franklin Resources, Inc. with the Securities and Exchange Commission on March 6, 2008.

The Company intends to use the net proceeds from the proposed offering for general corporate purposes, which may include the repayment of previously issued commercial paper.

The offering of the notes may be made only by means of a prospectus. A copy of the prospectus supplement relating to the notes can be obtained from Banc of America Securities LLC at 100 West 33rd Street, New York, New York 10001, Attention: Prospectus Department, or from Morgan Stanley & Co. Incorporated at 180 Varick Street, New York, New York 10014, Attention: Prospectus Department. An electronic copy of the prospectus supplement is available on the website of the Securities and Exchange Commission at http://www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, Franklin Resources’ notes, common stock or any other securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Franklin Resources, Inc. [NYSE:BEN], is a global investment management organization operating as Franklin Templeton Investments. Franklin Templeton Investments provides global and domestic investment management solutions managed by its Franklin, Templeton, Mutual Series, Fiduciary Trust, Darby and Bissett investment teams. The company has more than 60 years of investment experience and over $602 billion in assets under management as of April 30, 2010.

Forward-Looking Statements:

This press release contains forward-looking statements, including statements regarding Franklin Resources, Inc.’s intention to issue the notes and its intended use of the proceeds that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Franklin Resources, Inc. and its management. Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors that could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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